Sent via Electronic Delivery to: [redacted]

May 29, 2025

Mr. Kirk P. Tayor
Chief Financial Officer
American Resources Corporation
12115 Visionary Way, Suite 174
Fishers Indiana, 46038

Re: American Resources Corporation (the "Company")

Dear Mr. Jensen:

On April 24, 2025, Staff notified the Company that it no longer met the periodic filing requirement for The Nasdaq Stock Market under Listing Rule 5250(c)(1) (the "Rule"). Based on the May 19, 2025, filing of the Company's Form 10-K for the fiscal year ended December 31, 2024**,** Staff has determined that the Company complies with the Rule. Accordingly, this matter is now closed.

Subsequently, the Company failed to file its Form 10-Q for the period ended March 31, 2025 (the "Form 10-Q") which was due on May 20, 2025, so it no longer complied with the Rule. Then, on May 28, 2025, the Company filed the Form 10-Q. Accordingly, subject to the disclosure requirements below, Staff has determined that the Company complies with the Rule and this matter is now closed.

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter. The announcement must include the continued listing criteria that the Company did not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination. The Company must also submit the announcement to Nasdaq's MarketWatch Department. If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq's MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.

If you have any questions, please do not hesitate to contact me at +1 202 573 4570.

Sincerely,

Nicholas Argauer
Listing Analyst
Nasdaq Listing Qualifications